                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT entered into as of this 2nd day of December, 2002, by and among ERICO Global Company, a Delaware corporation ("the Company"), and William H. Roj ("WHR");

                  WHEREAS, ERICO Holding Company ("Holdings") and ERICO International Corporation ("International") previously entered into an agreement with WHR dated as of December 31, 2001 pursuant to which WHR agreed to serve as the President of International and its principal subsidiaries (the "Previous Agreement");

                  WHEREAS, the Company intends to acquire all of the outstanding voting stock of Holdings as a result of the closing (the "Closing") of the transactions contemplated by the Merger Agreement dated as of the date hereof by and among the Company, EHC Acquisition Corp. and Holdings (the "Merger Agreement");

                  AND WHEREAS, the Company and WHR now desire to enter into this Agreement for the purposes of establishing their relationship after December 31, 2002 (the "Effective Time") and superceding and replacing the Previous Agreement and all other written and oral agreements between WHR, the Company, Holdings and International regarding WHR's employment with the Company, Holdings, International or any of its subsidiaries as of the Effective Time.

                  THEREFORE, in consideration of the foregoing, including, without limitation, the cancellation and release of the Previous Agreement at the Effective Time, and for other good and valuable consideration had and received, the Company and WHR agree, subject to all of the terms and conditions hereof as follows:

Duties

         1.1. Effective as of the date of the Closing, WHR shall be the Chairman, Chief Executive Officer and President of the Company, Holdings, International and its principal subsidiaries.

         1.2. WHR's responsibilities in these positions shall not be reduced in any material respect, and WHR shall not be required to relocate his principal office.

Compensation

         2.1 WHR shall receive a salary of $620,095 ("Salary") and be eligible to receive a contingent bonus ("Contingent Bonus") of a target amount of 75% of salary and a maximum amount of 140% of salary pursuant to the terms of the bonus plan for senior managers of ERICO adopted by the Board of Directors.

         2.2 In future years the Salary received by WHR shall increase by the percentage determined in the Watson Wyatt Global 50 for expected salary and bonus increases in the United States for that year. Exhibit C contains this percentage for the year 2002 as determined by the Watson Wyatt Global 50 for 2001/2002.

         2.3 WHR and the Company acknowledge that under the Previous Agreements WHR was entitled to receive a fixed bonus of $620,095 for 2003, and a fixed bonus annually thereafter for the life of the contract and any severance period of that amount escalating pursuant to the Watson Wyatt index. On the date hereof, WHR will receive a payment of $3,000,000 in complete satisfaction of any claims WHR may have to this Fixed Bonus payable with respect to any year after 2002. WHR agrees that upon receipt of such payment, he will have no further rights or claims to the payment of the Fixed Bonus payable with respect to any year after 2002.

         2.4 WHR will receive the same benefit package as is provided to the other principal officers of the Company, Holdings, International and its subsidiaries.

Death or Disability

         3.1 In the event that WHR dies or becomes disabled, this Agreement shall terminate; provided, however, that notwithstanding the termination hereof the Company shall continue to pay to WHR or his heirs or beneficiaries the Salary and the bonus (however calculated) for the twelve months preceding his death or disability for a period of three years from and after the date of such death or disability.

Termination

         4.1 Except as provided in Section 3.1 above, the Company may not terminate this Employment Agreement prior to January 1, 2005. In the event that WHR resigns or retires, this Agreement shall terminate, and WHR shall not be entitled to a severance payment.

         4.2 In the event that on or after January 1, 2005, the Company elects to terminate this Agreement for any reason, then WHR shall receive a severance payment in an amount equal to two times the sum of the Salary and bonus (however calculated) earned by WHR in the 12 months preceding such termination.

Miscellaneous

         5.1 Simultaneously with the execution of this Agreement, WHR shall enter into a Non-Competition Agreement in the form attached hereto as Exhibit A.

         5.2 WHR will devote full time to the Company, Holdings, International and its subsidiaries (no moonlighting). Exhibit B lists the companies WHR is a director of or has an investment interest in (other than the Company, Holdings, International and its subsidiaries).

         5.3 This Agreement shall at the Effective Time terminate, supersede and render null and void all prior oral and written agreements, arrangements and understandings between or among any of the parties hereto, or any of the Company's or its respective subsidiaries or affiliates, with respect to the subject matter hereof, including the Previous Agreement, but not including the Non-Competition Agreement attached as Exhibit A which shall continue to be in full force and effect in accordance with its terms. This Agreement constitutes a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.

         5.4 This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles, which would require the application of the law of any other jurisdiction. Any action or proceeding seeking to enforce any provisions of, or based on any right arising out of this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Cuyahoga, or, if a party has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         5.5 This Agreement will inure to the benefit of, and will be binding upon the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of either of its respective assets or stock may be transferred. Notwithstanding the immediately preceding sentence, the duties and covenants of WHR under this Agreement, being personal, may not be delegated.

         5.6 The parties agreement to take all action required to be taken to cause the intent of this Agreement to be executed.

         5.7 Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms and will mean "including but not limited to" and "including without limitation." No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

         5.8 If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part will remain in effect to the extent not held invalid or unenforceable.

                  IN WITNESS WHEREOF the Company and WHR each have executed this Agreement as of the date first above written.

                           ERICO GLOBAL COMPANY

                           By: /s/Jeffrey R. Steinhilber
                              --------------------------------------------------
                                Name:  Jeffrey R. Steinhilber
                                Title:  Vice President & Chief Financial Officer

                               /s/William H. Roj
                              --------------------------------------------------
                               William H. Roj

                                                                       Exhibit A

                            NON-COMPETITION AGREEMENT

                  William H. Roj ("WHR") agrees that for a period of two (2) years following the termination of his employment with ERICO Global Company or any of its subsidiaries, including Holdings and International (collectively, the "Company"), whether voluntary or involuntary and whether initiated by the Company or WHR, WHR shall not directly or indirectly, personally or with other employees, agents, or otherwise, or on behalf of any other person, firm or corporation, do or suffer any of the following:

                  (i) Engage in any competition with the Company, or any of its subsidiaries or affiliates, in the business of the manufacture, design, engineering, or sale of products of whatever kind now or hereafter manufactured or sold by the Company, including, without limitation, fastening and hanging connectors, electrical support systems, facility electrical protection devices, grounding connector devices, mechanical rebar splicing devices, concrete reinforcement splices and anchorages and rail bonds. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining WHR from such action and shall constitute a breach of such provision, and the Company shall not be prohibited in obtaining such equitable relief from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from WHR.

                  (ii) Employ, assist in employing, or otherwise associate in business with any present, former or future employee, officer or agent of the Company or any of the Company's affiliates or subsidiaries.

                  (iii) Induce any person who is an employee, officer, agent or customer of the Company or any of the Company's affiliates or subsidiaries to terminate their relationship with the Company or any of the Company's affiliates or subsidiaries.

                  This Non-competition Agreement supersedes any prior non-competition agreement, whether written or oral, between the parties.

                  IN WITNESS WHEREOF, the parties have caused this Non-competition Agreement, consideration for which is hereby acknowledged, to be executed this 2nd day of December, 2002.

                          ERICO GLOBAL COMPANY

                          By: /s/Jeffrey R. Steinhilber
                             ---------------------------------------------------
                              Name: Jeffrey R. Steinhilber
                              Title: Vice President & Chief Financial Officer

                                /s/William H. Roj
                               -------------------------------------------------
                                William H. Roj

                                                                       Exhibit B

                         BOARDS OF DIRECTORS/INVESTMENTS

Davis Mining and Manufacturing, Inc., director and shareholder

Austin Powder Company, director

JDBR Holding Company, LLC, principal, managing director and investor

                                                                       Exhibit C

TYPE OF SALARY REVIEW            There is a fairly even distribution between
                                 companies awarding increases on a fixed date basis (55%) and on anniversary dates (45%) basis.

TYPES OF SALARY INCREASES        In the United States the overwhelming majority
GRANTED (% OF MARKET)            of companies will award pay increases on a
                                 performance or merit basis.

SALARY                                       2001 (Actual)                               2002 (Projected)
INCREASES (%)                    --------------------------------------------------------------------------------------
                                  First              Third                    First                  Third
                                 Quartile  Median   Quartile     Average     Quartile     Median    Quartile    Average
                                 --------------------------------------------------------------------------------------
Executive/Top                    4.0        4.0        5.0         4.6          4.0         4.0        5.0         4.5
Management

Exempt/Professional              4.0        4.0        4.5         4.4          4.0         4.0        4.5         4.3

Non-exempt/Hourly                4.0        4.0        4.5         4.2          4.0         4.0        4.5         4.2


PERFORMANCE-BASED INCENTIVES     At all levels, a mix of company, individual and
AND FINANCIAL PARTICIPATION      in many cases small group or team performance
                                 determines the incentive payout. Performance plans in the US can be discretionary but most are formula based, so the employee knows at the beginning of the performance year what the bonus opportunity can be, given achievement of individual and company goals. Payouts are usually made before the end of the first quarter following the plan year.

                                 Financial participation comes in many forms in the US including profit sharing plans, employee savings plans, which may or may not include matching contributions by the organization, a number of share ownership schemes including ESOPs, qualified and non-qualified discretionary share options, and stock purchase plans to name a few. Each arrangement has its own characteristics with respect to contribution limits and taxation. Participation in these plans continues to increase across all employee levels and is increasingly recognized as a valuable "pay for performance" tool.